As filed with the Securities and Exchange Commission on March 15, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vale S.A.
(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Avenida Graça Aranha, No. 26
20030-900 Rio de Janeiro, RJ, Brazil
(Address of Principal Executive Offices)

Matching Program
(Full Title of the plan)
Vale Americas Inc.
Park 80 West — Plaza two
Saddle Brook, New Jersey 07663
(201) 368-4853
(Name, address and telephone Number, including area code, of agent for service)

with copies to:
Nicolas Grabar
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration
to be registered	registered (2)	share (3)	price	fee
Preferred Class A shares of Vale S.A.(1)	20,000,000	$28.15	$563,050,000.00	$65,370.11

(1)	American Depositary Shares issuable upon the deposit of the Preferred Class A shares registered hereby have been or will be registered under a separate registration statement on Form F-6. Each American Depositary Share will represent one Preferred Class A share of Vale S.A (a “preferred ADS”).

(2)	The number of Preferred Class A shares being registered assumes the participation in the Matching Program of all eligible U.S. employees and reflects the number of shares estimated to be required to be registered in connection with participation by eligible U.S. employees during the next five years. Also registered hereby is such indeterminable number of Preferred Class A shares as may be necessary for the Matching Program as a result of stock splits, stock dividends or similar adjustments of the outstanding Preferred Class A shares of Vale S.A.

(3)	Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported prices of a preferred ADS (defined above) as reported on the New York Stock Exchange on March 11th, 2011.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

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Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by Vale S.A. (“Vale”) with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference and made a part hereof:
     (a) Vale’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on April 29, 2010 and amended on June 15, 2010 (File No. 001-15030);
     (b) Vale’s report on Form 6-K furnished to the SEC on February 25, 2011 (File No. 001-15030) containing our audited consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008; and all other reports filed by Vale pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2009; and
     (c) The description of Vale’s Preferred Class A shares contained in its annual report on Form 20-F for the fiscal year ended December 31, 2009.
     All reports and other documents filed by Vale pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Neither the laws of Brazil nor Vale’s bylaws or other constitutive documents provide for indemnification of directors and officers. Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action. Vale maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Vale itself with respect to payments which may be made by Vale to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following documents are filed with or incorporated by reference hereto.

Exhibit number	Document

4.1	Bylaws of Vale S.A. as amended at the shareholder meeting held on May 19, 2010, incorporated by reference to our report on Form 6-K furnished to the SEC on May 20, 2010.

4.3	Matching Program

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Mr. Colin Coxhead

23.3	Consent of SRK Consulting

23.4	Consent of Echelon Mining Services, formerly known as MB Mining Consultants

23.5	Consent of John T. Boyd Company

23.6	Consent of Snowden Mining Industry Consultants Pty Ltd

24	Power of Attorney (included on signature pages)
Item 9. Undertakings.
     (a) Vale hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Vale pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Vale hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Vale’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vale pursuant to the foregoing provisions, or otherwise, Vale has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Vale of expenses incurred or paid by a director, officer or controlling person of Vale in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Vale will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Vale certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on March 15th, 2011.

VALE S.A.
By:	/s/ Roger Agnelli
Name: Roger Agnelli
Title: Chief Executive Officer

By:	/s/ Guilherme Perboyre Cavalcanti
Name: Guilherme Perboyre Cavalcanti
Title: Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Roger Agnelli and Mr. Guilherme Perboyre Cavalcanti, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE
/s/ Roger Agnelli			March 15, 2011

Roger Agnelli		Chief Executive Officer

/s/ Guilherme Perboyre Cavalcanti			March 15, 2011

Guilherme Perboyre Cavalcanti		Chief Financial Officer

By:	Vale Americas Inc. /s/ Jennifer Maki	Authorized Representative of Vale S.A. in the United States	March 15, 2011
Jennifer Maki
Signature page of Vale Registration Statement on Form S-8, related to the Matching Program

SIGNATURE	TITLE	DATE

Ricardo José da Costa Flores	Chairman of the Board of Directors

/s/ Mário da Silveira Teixeira Júnior		March 15, 2011

Mário da Silveira Teixeira Júnior	Vice-Chairman

/s/ José Ricardo Sasseron		March 15, 2011

José Ricardo Sasseron	Director

/s/ Jorge Luiz Pacheco		March 15, 2011

Jorge Luiz Pacheco	Director

Sandro Kohler Marcondes	Director

/s/ Renato da Cruz Gomes		March 15, 2011

Renato da Cruz Gomes	Director

Ken Abe	Director

/s/ Oscar Augusto de Camargo Filho		March 15, 2011

Oscar Augusto de Camargo Filho	Director

Luciano Galvão Coutinho	Director

Eduardo Fernando Jardim Pinto	Director

/s/ José Mauro Mettrau Carneiro da Cunha		March 15, 2011

José Mauro Mettrau Carneiro da Cunha	Director
Signature page of Vale Registration Statement on Form S-8, related to the Matching Program

EXHIBIT INDEX

Exhibit number	Document

4.1	Bylaws of Vale S.A. as amended at the shareholder meeting held on May 19, 2010, incorporated by reference to our report on Form 6-K furnished to the SEC on May 20, 2010.

4.3	Matching Program

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Mr. Colin Coxhead

23.3	Consent of SRK Consulting

23.4	Consent of Echelon Mining Services, formerly known as MB Mining Consultants

23.5	Consent of John T. Boyd Company

23.6	Consent of Snowden Mining Industry Consultants Pty Ltd

24	Power of Attorney (included on signature pages)